EXHIBIT 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of October 24, 2023, is by and among Verde Investments, Inc., Ernest C. Garcia II and Arturo R. Moreno (the foregoing are collectively referred to herein as the “Filers”).

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G and/or 13D with respect to shares of common stock, $0.01 par value per share, of OUTFRONT Media Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13(d)(1)(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G and/or 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon one week’s prior written notice or such lesser period of notice as the Filers may mutually agree.

Executed and delivered as of the date first above written.

IN WITNESS WHEREOF, each of the undersigned executed this Joint Filing Agreement effective as of the date first written above.

VERDE INVESTMENTS, INC.

By:	/s/ Ernest C. Garcia II
Name:	Ernest C. Garcia II
Title:	President and Chief Executive Officer

ERNEST C. GARCIA II

By:	/s/ Ernest C. Garcia II
Name:	Ernest C. Garcia II

ARTURO R. MORENO

By:	/s/ Arturo R. Moreno
Name:	Arturo R. Moreno

ANNEX A

EXECUTIVE OFFICERS, MANAGERS AND/OR DIRECTORS

Executive Officers and Directors of Verde Investments, Inc.

Name and Position	Principal Occupation	Principal Business Address	Citizenship
Ernest C. Garcia II, Chief Executive Officer and Director(1)

Steven P. Johnson, Secretary	Secretary of Verde Investments, Inc.	c/o Verde Investments, Inc. 100 Crescent Court, Suite 1100 Dallas, Texas 75201	United States of America

Nancy V. Young, Treasurer	Treasurer of Verde Investments, Inc.	c/o Verde Investments, Inc. 100 Crescent Court, Suite 1100 Dallas, Texas 75201	United States of America

(1)	Mr. Garcia is a Reporting Person and, as such, the information with respect to him called for by the Schedule 13D is set forth therein.

ANNEX B

TRANSACTIONS IN THE SHARES OF THE ISSUER DURING THE PAST SIXTY DAYS

Arturo R. Moreno

Nature of Transaction	Transaction Date	Number of Shares	Total Purchase Amount ($)		Price Per Share ($)		Price Per Share Range
Transfer of Common Stock from Affiliate	10/20/2023	1,200,000	$14,942,502.38	(1)	$12.45	(1)	$12.45	(1)

(1) For estate planning purposes, Mr. Moreno transferred 1,200,000 shares of Common Stock with a cost basis of $14,942,502.38 from an affiliate to his personal account

Verde Investments, Inc.

Nature of Transaction	Transaction Date	Number of Shares	Total Purchase Amount ($)	Price Per Share ($)	Price Per Share Range
Purchase of Common Stock on Open Market	9/5/2023	132,035	$1,451,711.63	$10.9899	$10.93 - $11.00
Purchase of Common Stock on Open Market	9/12/2023	200,000	$2,171,540.00	$10.8527	$10.71 - $10.96
Purchase of Common Stock on Open Market	9/19/2023	1,800	$18,720.00	$10.395	$10.375 - $10.40
Purchase of Common Stock on Open Market	9/21/2023	70,356	$717,968.91	$10.1998	$10.195 - $10.20
Purchase of Common Stock on Open Market	9/26/2023	250,000	$2,518,875.00	$10.0705	$9.975 - $10.10
Purchase of Common Stock on Open Market	9/27/2023	136,181	$1,342,622.10	$9.8541	$9.82 - $9.90
Purchase of Common Stock on Open Market	9/28/2023	13,740	$134,653.37	$9.7951	$9.775 - $9.80
Purchase of Common Stock on Open Market	10/3/2023	500,000	$4,613,350.00	$9.2217	$9.07 - $9.40
Purchase of Common Stock on Open Market	10/5/2023	250,000	$2,208,950.00	$8.8308	$8.695 - $9.00
Purchase of Common Stock on Open Market	10/5/2023	250,000	$2,149,425.00	$8.5927	$8.575 - $8.60